CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The FBR Funds and to the use of our report dated December 30, 2009 on the financial statements and financial highlights of FBR Pegasus Fund, FBR Pegasus Mid Cap Fund, FBR Pegasus Small Cap Fund, FBR Pegasus Small Cap Growth Fund, FBR Focus Fund,  FBR Large Cap Financial Fund, FBR Small Cap Financial Fund, FBR Technology Fund and FBR Gas Utility Index Fund, each a series of The FBR Funds. Such financial statements and financial highlights appear in The FBR Funds’ 2009 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information of this Registration Statement.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 26, 2010